WATER SHARES PURCHASE AGREEMENT


"THIS AGREEMENT is made and entered into this 5th day of March 1999, between The MELVIN HUGHES, Post Office Box 152, Mesquite, Nevada, 89024, hereinafter referred to as the "Seller" and The Great Basin Water Company, Post Office Box 1721, Mesquite, Nevada, S9024, and/or assigns and/or nominees, hereinafter collectively referred to as the "Purchaser" (the term "Purchaser'' shall extend to in the first instance the original Purchaser named herein and also the assigns of such Purchaser.);

                          WITNESSETH:

WHEREAS, the Seller is the record owner and holder of the claimed water shares of the water rights on parcels 01-53521, all in pump well registrations under wells number 604107, (a 14 inch well), 604106, (a 14 inch well), 604105, (a 14 inch well) and 604108,
(a 16 inch well), (2,733.35 acre feet in total), all in pump well shares (Arizona), and;

WHEREAS, the Purchaser desires to purchase all of the water shares from the pump wells, and the Seller desires to sell or cause to be sold all of the pump well shares, upon the terms and subject to the conditions hereinafter set forth;

NOW THEREFORE, in consideration of- the mutual covenants and agreements contained in this Agreement, and in order to consummate the purchase and the sale of the water shares aforementioned, it is hereby agreed as follows:

1. PURCHASE AND SALE:   CLOSING
     a.   Purchase   and    Sale of Sellers  Pump  Well Accounts.
     Subject to the terms and conditions hereinafter set forth, at the closing of the transaction contemplated hereby, the Seller shall sell convey and transfer or cause to be sold, conveyed or transferred, all of the Water Shares (2,733.35 acre feet) and deliver to the purchaser certificates, Or reports representing shares, and the Purchaser shall purchase from the Seller the Water Shares in consideration of the purchase Agreement. The certificates representing the Water Shares for the total, (2,733.35 pump well shares)



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     shall be duly endorsed for transfer or accompanied by
     appropriate water share transfer powers duly executed in blank, in either case with signatures guaranteed in the customary fashion, and shall have all the necessary documentary transfer tax stamps affixed thereto at the expense of the Seller.

     Procedures for Closing. The Closing of the transactions contemplated by this Agreement (the Closing), shall be held at the offices of the The Great Basin Water Company, on the 16th day of March, 1999, at 1:00 P.M. or such other place, date and time as the parties hereto may otherwise agree (such date to be referred to in this Agreement as the Closing Date), so long as the closing is within one year of the date of the agreement. After such time, the controlling corporation shall be the purchaser, The Great Basin Water Company, and is to be governed under the laws of the State of Nevada.

2. AMOUNT AND PAYMENT OF PURCHASE PRICE. The total consideration and method of payment thereof are fully set out in Exhibit "A" attached hereto and made a part hereof by this reference.

3. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby warrants and representS:

     a. Organization AND Standing. Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the corporate power and authority to carry on its business as it is now being conducted. A true and correct copy of:

          i. the certificate of Incorporation and" all amendments thereto to date certified by the Secretary of State of the Sate of Nevada, and

          ii. the Bylaws as now in effect,

     will be delivered by Seller to the Purchaser prior to the Closing Date. The Corporations minute books will be made available to the Purchaser and its representatives at any reasonable time or times prior to the Closing for inspection and will be complete and correct as of the date of any such inspection.

     b. Capitalization. The authorized capital accounts of the Corporation consists of Twenty Four Million Shares Common
     Stock of $0.001 par value common stock, and One Million
     Shares of Preferred Stock at $0.10 par value.


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     C. Restrictions on Stock.

          i. Neither the Corporation nor Seller is a party to any agreement, written or oral, creating rights in respect to the Corporations Accounts any third person or relating to the voting of the Corporations Accounts.

          ii. Seller is the lawful owner of all the Corporation's
          Accounts, free and clear of all security interests, liens, encumbrances, equities and other charges.

          iii. There are no existing warrants, options, stock purchase agreements, redemption agreements, restrictions of any nature, calls, or rights to subscribe of any character relating to the Capital accounts of the Corporation, nor are there any securities convertible into such accounts.

     d.   Subsidiaries.. The Corporation has The Shadow Ridge
     Water Company as a wholly owned subsidiary.

     e. Authority Relative to this Agreement. Except as otherwise stated herein the Seller has full power and authority to execute this Agreement and carry out the transactions contemplated by it and no further action is necessary by the Seller to make this Agreement valid and binding upon Seller and enforceable against it in accordance with the terms hereof, or to carry out the actions contemplated hereby. The execution, delivery and performance of this Agreement by the Seller will not:

          i. Constitute a breach or a violation of the Corporation's Certificate of Incorporation,
          By-Laws or of any law, agreement, indenture, deed of trust, mortgage, loan agreement or other instrument to which it is a party, or by which it is bound;

          ii. constitute a violation of any order, judgement or decree to which it is a party or by which its assets or properties are bound or affected; or

          iii. result in the creation of any lien, charge or encumbrance upon its assets or properties, except as stated herein.

     f. Financial Statements. Seller is furnishing financial statements to the Corporation which illustrates pricing of water shares in the immediate area as an inducement to Purchaser to purchase the Corporation's Accounts and accordingly.



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Seller warrants and represents the operational (operating)
history or condition of the pump wells as indicated by the operating statements turned over to Purchaser. Moreover, Seller warrants and represents that at closing the Corporation and the Corporation's accounts will not be subject to any liability save and except those specifically enumerated in Exhibit "B" attached hereto and made a part hereof.

To the extent that liabilities are discovered by Purchaser, after closing which relate to events prior to closing, Seller shall be responsible to forthwith pay such liabilities, including income tax liabilities in cash within fifteen (15) days thereof, or alternatively, if Seller objects to such liabilities in good faith, litigate the issue and indemnify and save harmless Purchaser from any claim for such income tax liability. This indemnification as it relates to income tax liabilities of the Corporation shall terminate on-the tenth (10th) day after the expiration of the applicable period of limitations on assessments and collections applicable to such taxes under the Internal Revenue Code. Moreover, the aforementioned indemnity shall not apply to any tax liability which may occur by reasons of actions taken by the Purchaser including, but not limited to, the liquidation of the Corporation.

g. Tax Matters. The Corporation has timely prepared and filed all federal, state and local tax returns and reports as are and have been required to be filed and all taxes shown thereon to be due have been paid in full.

h. Litigation. The Corporation is not a party to any litigation, proceeding or administrative investigation and to the best knowledge of the Seller none is pending against the Corporation or its properties.

i. Properties. The Seller has good and sellable title to all of its properties and assets which are those properties and assets set out in Exhibit "C" attached hereto and made a part hereof. At closing, such properties and assets will be subject to no mortgage, pledge, lien, conditional sales agreement, security agreement, encumbrance or charge, secured or unsecured, except for real estate mortgages or taxes and tangible personal properety taxes which shall be prorated as of the date of closing, or those specifically set out in Exhibit "B".

j. compliance with Applicable Law.  None of the Corporation's
Actions are prohibited by or have violated or will violate any law in effect on the date of this Agreement or on the date of closing. None of the actions of the


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          k. Documents for Review. The Corporation's documents
          enumerated in Exhibit "D", attached hereto and made a part hereof, are true, authentic, and correct copies of the originals, or, if appropriate, the originals themselves, and no alterations or modifications thereof have been made.

4. REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER. Seller and Purchaser hereby represent and warrant that there has been no act or omission by Seller, Purchaser or the Corporation which would give rise to any valid claim against any of the parties hereto for a brokerage commission, finders fee or other like payment in connection with the transaction contemplated hereby.

5. TRANSACTIONS PRIOR TO THE CLOSING. Seller hereby covenants the following:

     a. Conduct of Corporations Business Until Closing. Except as Purchaser may otherwise consent in writing prior to the Closing Date, Seller will not enter into any transaction, take any action or fail to take any action which would result in, or could be reasonably expected to result in or cause, any of the representations and warranties of Seller contained in this Agreement, to be not true on the Closing Date, but may continue to provide water to any agricultural demand under present or negotiated contracts for such purposes.

     b. Resignations. Seller will deliver to Purchaser prior to the Closing Date the registration statements of each well as registered from the Department of Water Resources, State of Arizona, each such registration being duly affixed with file numbers.

     c . Satisfactions. Seller will deliver to Purchaser prior to the Closing Date a satisfaction of any mortgage and lien holder of the Corporation's Property, satisfactory in form and substance to the Purchaser and his counsel indicating that the then outstanding unpaid principal balance of any promissory note secured thereby has been paid in full prior to or simultaneously with the Closing (if any), except mortgages for real property, which the purchaser shall assume.

     d. Advice of Changes. Between the date hereof and the Closing Date, Seller will promptly advise Purchaser in writing of any fact which, if existing or known at the date hereof, would have been required to be set forth herein or disclosed pursuant to this Agreement, or which would



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     represent a material fact the disclosure of which would be relevant to the Purchaser.


6. EXPENSES. Each of the parties hereto shall pay its own expense in connection with this Agreement and the transactions contemplated hereby, including the fees and expenses of its counsel and its certified public accountants and other experts.

7. GENERAL.

     a. Survival of Representations and Warranties. Each of parties to this Agreement covenants and agrees that Seller's representations, warranties, covenants statements and agreements contained in this Agreement the exhibits heretof, and in any documents delivered Seller to Purchaser in connection herewith, shall survive the Closing Date and terminate on the Second anniversary of such date, except, as set forth in this Agreement, the exhibits hereto or in the documents and papers delivered by Seller to Purchaser in connection herewith, there are no other agreements, representations, warranties or covenants -by or among the parties hereto with respect to the subject matter hereof.

     b. Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party shall be deemed to constitute a waiver by the party taking such action or compliance with any representation, warranty, covenant or agreement contained herein, therein and in any documents delivered in connection herewith or therewith. The waiver by any party hereto of a breach of any provisions of this agreement shall not operate or be construed as a waiver of any subsequent breach.

     C. Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered or mailed, first class mail, postage prepaid.

                          To Seller
                        Melvin Hughes
                     Post Office Box 152
                   Mesquite, Nevada, 89024



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                           To Purchaser
                   The Great Basin Water Company
                      Post Office Box 1721
                     Mesquite, Nevada, 89024

     or to such other address as such party shall have specified by notice in writing to the other party.

     d. Entire Agreement. This Agreement (including the exhibits hereto and all documents and papers delivered by Seller pursuant hereto and any written amendments hereof executed by the parties hereto) constitutes the entire Agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

     e. Sections and Other Headings. The Section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     f. Governing Law. This agreement, and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of Nevada. The parties herein waive trail by jury and agree to submit to the personal jurisdiction and venue of a court of subject matter jurisdiction located in Clark County, State of Nevada. In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled. In such event, no action shall be entertained by said court or any court of competent jurisdiction if filed more than one year subsequent to the date the cause(s) of action actually accrued regardless of whether damages were otherwise as of said time calculable.

     g. Conditions Precedent. The Conditions Precedent to the enforcability of this Agreement are outlined in Exhibit "E" attached hereto-and made a part hereof. In the event that said Conditions Precent are not fulfilled by the appropriate dates thereof, this Agreement shall be deemed null and void to the Purchaser forthwith.

     h. Treasury Stock. It is understood and agreed by the Purchaser that none of the consideration furnished by Purchaser hereunder, shall be for any other pump well water shares other than such listed and such well equipment applied thereon.




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     consideration, subject to the terms hereof, shall be the
     sole property of the Seller.

     i. Contractual Procedures. Unless specifically disallowed by law, should litigation arise hereunder, service of process therefor may be obtained through certified mail, return receipt requested; the parties hereto waiving any and all rights they may have to object to the method by which service was perfected
 .
IN WITNESS WHEREOF, this Agreement has been executed by each of the individual parties hereto and signed by an officer thereuntc duly authorized and attested under the Corporate seal by the Secretary of the corporate party hereto, all on the date first above written.

Signed, sealed and delivered in the presence of:

(Corporate Seal)

                         Purchaser

Witness                  By: /s/ SIGNATURE OF CHAIRMAN
                         It's Chairman of the Board of Directors
                         Attest:
Witness                  It's Secretary




                         Seller
Witness
                         By:/s/ SIGNATURE

/s/SIGNATURE
Witness

                         Attest:


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                         EXHIBIT "A"
             AMOUNT AND PAYMENT OF PURCHASE PRICE

A. Consideration. As total consideration for the purchase and sale of the "pump well water", pursuant to this Agreement, the Purchaser shall pay to the Seller, Seven Thousand Five Hundred (7,500) Shares of Preferred Series "B" Stock (Preferred) valued at $100.00 a share which shall pay interest-in the amount of Eight Percent per annum, ($60,000.00 in United States Dollars) due and payable on the First Day of November of each year commencing in the year 2,000, for the total shares of pump well water (2,733.35 acre feet) received from the Seller (the Sum), such total consideration to be referred to in this Agreement as the "Purchase Price".

b Payment. The Purchase Price shall be paid as follows:

     i. Seven Thousand Five Hundred shares of Stock (Preferred Series "B") of the Great Basin Water Company valued at One Hundred Dollars per share, or total value of Seven Hundred Fifty Thousand Dollars ($750,000.00) to be delivered to the Seller within Sixty Days from the final execution of this agreement.

     ii. A check to the Purchaser in the amount of $607000.00 (dividends) to be paid pior to the First day of November each year and on which the first payment shall be due and payable on or before One November, 2,000, and thereafter.

     iii. Check of Purchaser accounts payable to be days of the final closing and upon Purchasers further in the sum of the equal amount delivered to Seller within of thirty Board of Directors Acceptance of the books and records of the Corporation, which payment by the Purchaser shall address the closing held on the thirty days after the final closing which is adequate time for the receipt of any bills and to insure that the Corporations liabilities have been fully satisfied and Liquidated by the Seller.

C. In the event that the Purchaser, after a complete review of the Water Recorded books, records, financial statements, sales tax receipts, bank statements, check books, and any other document required by Purchaser to verify the standing, status of performance of the water shares, does not approve said purchase, then, in that event, all deposits paid to that date shall be returned to Purchaser with no further liability, responsibility or obligation.


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                       EXHIBIT "B"

                 LIABILITIES OF WATER SHARES




See attached financial statement.




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                       EXHIBIT "C"


        PROPERTIES AND RECORDS OF THE WATER SHARES




See attached statement.




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